Exhibit 10.4

RETIREMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of this 2nd day of December, 2010 by and between Peter J. Anderson, a natural person residing at 771 Blanch Avenue, Norwood, New Jersey 07648 and his heirs, assigns, executors, agents and representatives (collectively, the “Executive”) on the one side, and Prestige Brands Holdings, Inc. (together with its subsidiaries and affiliates hereinafter collectively referred to as “Prestige”) on the other.

W I T N E S S E T H:

WHEREAS, Executive has been serving as the Chief Financial Officer of Prestige;

WHEREAS, Executive has decided to retire and receive benefits under various compensation programs of Prestige;

WHEREAS, the Executive has indicated his desire to retire and to leave all positions with Prestige, effective the date of this Agreement (the “Employment Termination Date”);
WHEREAS, Prestige wishes to secure Executive's continuing services for a period of three (3) months after the Employment Termination Date; and

WHEREAS, it is the desire of Prestige and the Executive to set forth herein their mutual agreement with respect to all matters relating to (i) the Executive's retirement and resignation as an officer of Prestige, (ii) the terms under which Executive will act as a consultant to Prestige following the Employment Termination Date; and (iii) the Executive's release of claims against Prestige, all upon the terms set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.    Termination of Employment Agreement. Prestige and the Executive hereby confirm, effective as of the Employment Termination Date, the termination of Executive's employment as Chief Financial Officer of Prestige and from all other positions with Prestige. The Executive also hereby resigns from his position as a director of each subsidiary of Prestige Brands Holdings, Inc. (“PBH”) for which he was a member of the Board of Directors. From and after the Employment Termination Date, the respective rights and obligations of the parties shall be governed by the terms of this Agreement.

2.    Consulting; Cooperation. For the three month period commencing on the Employment Termination Date and ending on March 2, 2011 (or such earlier date if Prestige terminates the consulting relationship as set forth below; the “Consulting Term”), Prestige and Executive agree that he will serve as a consultant to Prestige on special projects as requested by Prestige in all matters related to his prior employment as an officer with Prestige. Executive shall make himself available to Prestige during normal business as reasonably requested by Prestige. If Executive fails or refuses to provide the consulting services set forth in this Section 2, Prestige may terminate the consulting arrangement by providing written notice to Executive; provided, however, that notwithstanding the foregoing,

Prestige shall not be entitled to terminate the consulting arrangement: (a) if such failure is due to the death or disability of the Executive; or (b) in any situation other than death or disability, unless Prestige shall first have given Executive five (5) business days prior written notice (which notice shall describe the failure or refusal of Executive) and Executive shall not cure such failure or refusal during said five (5) business day period.

3.    Payments and Benefits. Provided that the Executive has not revoked this Agreement, as set forth in Section 9, Prestige shall make the payments and provide the benefits set forth in this Section 3.

(a)         Subject to early termination or acceleration pursuant to Section 10, Prestige will pay Executive the (i) sum of Six Hundred Thirty Six Thousand Seven Hundred sixty Dollars ($636,760) (the “Severance Payment”), which shall be payable in equal installments of Twenty Six Thousand Five Hundred Thirty One and 67/100 Dollars ($26,531.67) on a semi-monthly basis for twelve (12) months, less applicable deductions required by law and in accordance with Prestige's regular payroll policies and procedures; and (ii) Fifty Thousand Dollars ($50,000) (the “Consulting Payment”), which shall be payable in equal installments of Sixteen Thousand Six Hundred Sixty Six and 67/100 Dollars ($16,666.67) on a monthly basis for three (3) consecutive months, in accordance with Prestige's policies and procedures for the payments of accounts payable. In the event of the death or disability of Executive, the Severance Payment will be made to Executive's estate, heirs or conservator; however, no then-remaining unearned Consulting Payment shall be paid after the Executive's death or disability. Prestige will have the right to deduct from compensation payable to Executive under this Agreement, social security taxes, and all federal, state, and municipal taxes and charges as may now be in effect and that may be enacted or required after the effective date of this Agreement as charges on the compensation of Executive. Prestige will be responsible for the payment of any employer matching amounts of such taxes.

(b)         As of the Employment Termination Date, Executive will have vested options to purchase (i) Thirty Nine Thousand Six Hundred (39,600) shares of the common stock of PBH at an exercise price of $12.86 per share; and (ii) Twenty Nine Thousand Eighty Two (29,082) shares of the common stock of PBH at an exercise price of $10.91 per share. In addition, on the Employment Termination Date, the following equity awards previously made to the Executive under the 2005 Long-Term Equity Incentive Plan (the “Plan”) shall vest on an accelerated basis: (i) options to purchase (x) Fourteen Thousand Five Hundred Forty (14,540) shares of common stock of PBH at an exercise price of $10.91 per share; and (y) options to purchase Twenty Eight Thousand Five Hundred Sixty Five (28,565) shares of common stock of PBH at an exercise price of $9.03 per share; (ii) Sixteen Thousand Nine Hundred Eighty (16,980) shares of restricted common stock of PBH; and (iii) Twenty Two Thousand Four Hundred Ninety Seven (22,497) restricted stock units relating to shares of common stock of PBH; provided, however, that the stock options referenced in this Section 3(b) shall remain exercisable by the Executive only through the one year anniversary of the Employment Termination Date, after which such stock options shall lapse and thereafter be unconditionally forfeited and not exercisable by the Executive. Executive hereby unconditionally relinquishes any rights to acquire or receive any shares of common stock of PBH pursuant to any other equity awards made to the Executive (whether or not pursuant to the Plan) or any other tranches of the equity awards that are not expressly referenced above in this Section 3(b), all of which are hereby unconditionally forfeited by the Executive. The terms and provisions of this Agreement shall supersede and control over any of the terms and provisions of any agreement between Executive and Prestige with respect to any rights to receive, or options to purchase, the common stock of PBH.

(c)         Until the earlier of: (i) the one year anniversary of the Employment Termination date or (ii) Executive's obtaining other employment at which he receives health insurance benefits irrespective of their scope and coverage, Prestige, subject to Executive's payment of contributions applicable to plan participants, shall continue to provide all group health, dental, vision and life insurance benefits for Executive and his dependents at the same level as for other Prestige senior level executives; provided, that this coverage will not count towards the depletion of any continued health care coverage rights that Executive and Executive's dependents may have pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and such rights to continued health care coverage under COBRA shall remain available to Executive and Executive's dependents after the one year anniversary of the Employment Termination Date. After the one year anniversary of the Employment Termination Date, Prestige will have no obligation to provide further life insurance benefits to the Executive. Executive shall not be entitled to any other benefits as a consultant to Prestige.

(d)         Prestige shall reimburse Executive for his reasonable out-of-pocket expenses in connection with his activities and the services that he is requested to perform under Section 2; provided, that the request for reimbursement of such expenses is accompanied by documentation satisfactory to Prestige and, provided, further, that any expense in excess of $500.00 must be approved in advance in writing by Prestige.

(e)         Prestige shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with Prestige, and all applicable federal employment taxes.

4.    Application of Code Section 409A. Prestige shall report all payments and other benefits paid or provided pursuant to Section 2 and Section 3 of this Agreement to the extent required by, and in accordance with, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that Prestige or the Executive reasonably and in good faith determines that any payment to be made or benefit to be provided to the Executive hereunder would result in the application of Section 409A, Prestige shall, in consultation with the Executive, modify the Agreement to the extent possible and in the least restrictive manner reasonably available in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under such statutory provision and without any diminution in the value of the payments to the Executive. Notwithstanding the foregoing, under no circumstance shall Prestige be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A, or for any interest on account of any delay in payment deemed necessary to comply with Section 409A.

5.    Acknowledgment. Executive agrees that none of Prestige or any of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliated entities, divisions and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Company Group”) has breached any oral or written contract that may have existed between Executive and Prestige or any member of the Company Group with respect to his employment or termination of employment nor has any of Prestige or any member of the Company Group, violated any law, statute, rule regulation or ordinance of any governmental authority relating to Executive's employment. Executive acknowledges that the payments and other consideration paid hereunder can not and shall not be construed as any admission of liability or wrongdoing on the part of either Prestige or any member of the Company Group. Executive further acknowledges and agrees that the payments and other benefits being received by him pursuant to this Agreement satisfy any claim that he might have had under any Prestige policy, practice or plan. Executive understands that the release provided for in this Agreement extends to all of the aforementioned claims and potential claims which arose on or before the date of the execution of this Agreement and that may arise on or before the Employment Termination Date, whether now known or unknown, suspected or unsuspected, and his participation as a member of any class asserting any such claims, and that this acknowledgment and release constitute essential terms of this Agreement. Executive understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

6.    Reinstatement. Executive hereby waives any right or claim he may have to employment, re-instatement, re-assignment or re-employment with Prestige or the Company Group other than the consulting arrangement described and set forth in Section 2 of this Agreement. Executive acknowledges and agrees that he has no right to be retained beyond the Consulting Term and Prestige is retaining him for a discreet and limited engagement. Executive's acknowledgment and agreement as to these matters are material inducements for Prestige's making certain other of its agreements including, without limitation, the payments in Section 3.

7.    Publicity; No Disparaging Statements.

7.1.    Executive agrees that he shall not make or authorize any disparaging communications with respect to Prestige, any member of the Company Group or any of their respective officers, directors or employees, past or present. To the extent that the foregoing prohibition might be applicable, it is not intended to prevent Executive from giving testimony pursuant to compulsory process of law. In determining what constitutes “compulsory process of law,” Executive may rely on advice of counsel of his choice at his expense.

7.2.    At any time following the Employment Termination Date, Prestige shall not make any disparaging statements, announcements or disclosures, except as may be required by law (including, without limitation, applicable securities laws and the rules and regulations of the New York Stock Exchange), of any information detrimental to Executive. The determination whether any disclosure is required by law shall be made by Prestige in its sole discretion.

8.    Business Protection Provisions.

8.1    Preamble. As a material inducement to Prestige to enter into this Agreement, and the Executive's recognition of the valuable experience, knowledge and proprietary information Executive gained from his employment with Prestige, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 8 and all subsections thereof.

8.2    Definitions. For purposes of this Section 8 and all subsections thereof, the following terms shall have the following meanings:

(a)        "Competitive Position" shall mean any employment, consulting, advisory, directorship, agency, promotional, independent contractor or any other arrangement or relationship between Executive and any person or Entity engaged, wholly or in material part, or that is an investor or prospective investor in an Entity that is engaged wholly or in material part, in the consumer products business that is the same or similar to that in which Prestige is engaged, at the Employment Termination Date. For purposes of this Agreement, a "consumer products business that is the same or similar" means any business (1) which competes with (a) OTC wart or skin tag treatment products (including, without limitation, salicylic acid or cryogen-based products), (b) dental devices for treatment or management of bruxism, (c) OTC cough/cold/allergy treatment products (including, without limitation, single or multi-symptom products in liquid, lozenge and strip forms), (d) inter-proximal devices, (e) powdered and liquid cleansers, (f) pediatric OTC medicinal and non-medicinal products, (g) OTC eye care products, (h) denture cleansers or adhesives, or (i) any other business which represents 5% or more of the consolidated revenues or EBITDA of Prestige for the trailing 12 months ending on the last day of the last completed calendar month immediately preceding the Employment Termination Date, or (2) in which Prestige has conducted discussions or has requested and received information relating to a possible or proposed acquisition of such business (x) within one year prior to the Employment Termination Date and (y) during the one year period ending on the one year anniversary of the Employment Termination date.

(b)        "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to Prestige, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to Prestige and the details of which are not generally known to the competitors of Prestige. Confidential Information shall also include: any items that Prestige has marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential, at the time disclosed to the Executive.

(c)        "Entity" or "Entities" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)        "Restricted Period" shall mean the twelve (12) month period following the Employment Termination Date; provided, however, that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the twelve (12) month period following the Employment Termination Date that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Section 8 or any subsections thereof, the purpose of this provision being to secure for the benefit of Prestige the entire Restricted Period being bargained for by Prestige for the restrictions upon Executive's activities.

(e)        "Territory" shall mean the United States of America.

(f)        "Trade Secrets" shall mean information or data concerning Prestige, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs (e.g., advertising or promotional schedules), devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a "trade secret" under applicable law.

(g)        "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to Prestige that were conceived, discovered, created, written, revised or developed by Executive during the term of his employment with Prestige.

8.3         Nondisclosure; Ownership of Proprietary Property.

(a)         In recognition of the need of Prestige to protect its legitimate business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by Prestige and shall never, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process.

(b)         Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify Prestige of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. Executive shall assist Prestige, to the extent reasonably necessary and at the sole expense of Prestige, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)         All Work Product shall be owned exclusively by Prestige. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C. §§ 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to Prestige all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Executive agrees to execute and deliver to Prestige any transfers, assignments, documents or other instruments which Prestige may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in Prestige.

(d)         Executive also recognizes that all writings, illustrations, drawings and other similar materials which embody or otherwise contain Trade Secrets, Confidential Information or Work Product that Prestige may have produced during his employment or which may have been given to Executive in connection with his employment are the property of Prestige, and it is Executive's obligation to immediately return any such materials to Prestige.

8.4        Non-Interference With Executives; Non-solicitation of Employees. Executive recognizes and acknowledges that, as a result of his employment by Prestige, he has become familiar with and has acquired knowledge of Confidential Information and certain other information regarding the other executives and employees of Prestige. Therefore, Executive agrees that, during the twelve (12) month period (the “Non-solicitation Period”) following the Employment Termination Date, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of Prestige to end his/her employment with Prestige or to violate any confidentiality, non-competition or employment agreement that such person may have with Prestige or any policy of Prestige. Furthermore, neither Executive nor any person or Entity acting in concert with Executive shall, during the Non-solicitation Period, employ any person who has been an employee of Prestige unless that person has ceased to be an employee of Prestige for at least six (6) months. The fact that any employee of Prestige shall respond to a general solicitation (including, without limitation, the efforts of a recruiter) of employment by, or otherwise voluntarily contact, the Executive or any other person or Entity acting in concert with the Executive shall have no impact whatsoever on the Executive's obligations contained in this Section 8.4. Executive also shall not communicate in any manner whatsoever, whether directly or indirectly, with any executive employee of Prestige on the topic of the individual's employment with Prestige, his or her plans for employment in the future, or his or her employment with any other entity, other than to say Executive is unable to engage in any such discussions. Executive may request that the restrictions set forth in this Section 8.4 be waived as to any employee whose employment has been involuntarily terminated by Prestige; provided, however, that the decision whether to waive such restriction shall be in Prestige's sole discretion and shall not be binding upon Prestige unless such waiver is evidenced by a written agreement that has been executed and delivered by, and is legally binding on, Prestige and the Executive, which, if agreed to by Prestige, may also include terms and conditions that Prestige in its sole discretion are reasonably necessary under the circumstances. Also, in the event that it is determined that any person or Entity with which Executive has an arrangement has, without any knowledge of or participation by the Executive, engaged in any activity that would violate this Section 8.4 had Executive known of or participated in the activity, Executive shall be deemed not to have violated this section 8.4 if Executive, within thirty (30) days after becoming aware of such activity (including should Executive receive notice thereof from Prestige), severs completely his arrangement with such person or Entity.

8.5    Non-competition. Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the applicable Restricted Period. In the event that the Executive is uncertain as to whether any arrangement or proposed arrangement with any person or Entity would constitute a prohibited Competitive Position, the Executive shall notify Prestige in writing of such arrangement or proposed arrangement, and Prestige shall, within thirty (30) days following its receipt of such notice, advise the Executive in writing as to whether such arrangement or proposed arrangement would constitute a prohibited Competitive Position. Prestige's approval of any arrangement or proposed arrangement pursuant to the preceding sentence will be evidenced exclusively by a written agreement that has been executed and delivered by, and is legally binding on, Prestige and the Executive, which may include terms and conditions that Prestige deems reasonably necessary to preserve its goodwill and the confidentiality of the Confidential Information and Trade Secrets in accordance with this Agreement, and other terms and conditions that Prestige determines in its sole discretion are reasonably necessary under the circumstances. Also, in the event that it is determined that any person or Entity with which Executive has an arrangement has, without any knowledge of or participation by the Executive, engaged in any activity that would violate this Section 8.5 had Executive known of or participated in the activity, Executive shall be deemed not to have violated this section 8.5 if Executive, within thirty (30) days after becoming aware of such activity (including should Executive receive notice thereof from Prestige), severs completely his arrangement with such person or Entity.

8.6    Standstill. Executive covenants and agrees that, during the Non-solicitation Period, he will not in any manner (i) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants, or options to acquire any securities) or property (including the stock or assets of PBH or any of its subsidiaries) of Prestige (other than property transferred in the ordinary course of Prestige's business), unless such acquisition, agreement, or making of a proposal shall have been expressly first approved by (or in the case of a proposal, expressly first invited by) Prestige's Board of Directors, (ii) solicit proxies from Prestige's shareholders or otherwise seek to influence or control the management or policies of Prestige , or (iii) assist (including by knowingly providing or arranging financing for that purpose) any other person or Entity in doing any of the foregoing. The Executive will not have violated or be deemed to have violated this Section 8.6 solely as a result of (i) the Executive's investment in capital stock or other securities of PBH if listed on a national securities exchange or actively traded in the over-the-counter market if the Executive, the members of the Executive's immediate family and their respective affiliates and associates together do not, directly or indirectly, hold more than two percent of all such shares of capital stock or other securities of PBH that are issued and outstanding.

8.7    Reasonable Restriction. Executive and Prestige recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of Prestige due to Executive's status and reputation in the industry and the knowledge to be acquired by Executive through his association with

Prestige's business and the public's close identification of Executive with Prestige. Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of the foregoing covenant not to compete, Executive will receive the compensation specified in Section 3 hereof, the consulting agreement specified in Section 2 hereof and other benefits from Prestige in accordance with this Agreement.

9.    Releases. (a) The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue Prestige or other related entities of Prestige (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of Prestige or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and hereby releases and discharges, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, contingent or matured, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date on which this Release is signed and delivered to Prestige, including, without limitation, all matters in any way related to the Executive's employment by Prestige, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive's employment with Prestige, and including, without limitation, (i) any claim under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Older Workers' Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the Westchester County Human Rights Law, or any other law relating to discrimination or retaliation in employment (in each case, as amended); (ii) any claim (whether based on federal, state or local law or regulation, statutory or decisional) relating to or arising out of Executive's employment, the terms and conditions of such employment, and/or any of the events relating directly or indirectly to or surrounding the Executive's separation from employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (iii) any claim for wages or benefits, including unused vacation time; and (iv) any claim for attorney's fees, costs, disbursements and/or the like; provided, however, that nothing contained in this Release shall apply to, or release Prestige from any obligation (i) contained in this Agreement or the Release set forth in this Section 9, (ii) to indemnify Executive as required by the Delaware General Corporation Law, Prestige's bylaws or the Indemnification Agreement, dated May 29, 2009 (the “Indemnification Agreement”), between PBH and Executive, or (iii) with respect to any vested benefit with respect to the Executive pursuant to any employee benefit or equity plan of Prestige other than any severance or retention program or practice. The Executive acknowledges that the consideration offered in connection with this Agreement was and is in part for this Release and such portion of such consideration is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from Prestige or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither Prestige nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of the Executive, except as provided in this Agreement.

While the Release set forth in this Section 9 does not prevent the Executive from filing a Charge of Discrimination with the United States Equal Employment Opportunity Commission, he hereby voluntarily waives the right to file such a charge, and waives any claim to damages or personal equitable relief in the event such a Charge is filed by anyone or by the Commission itself on his behalf.
(b)    The Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity, and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.
(c)    THE EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS THE EXECUTIVE MAY HAVE AS OF THE DATE THE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). THE EXECUTIVE FURTHER AGREES: (A) THAT THE EXECUTIVE'S WAIVER OF RIGHTS UNDER THIS AGREEMENT IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER'S BENEFIT PROTECTION ACT OF 1990; (B) THAT THE EXECUTIVE UNDERSTANDS THE TERMS OF THIS AGREEMENT AND THE RELEASE SET FORTH IN THIS SECTION 9; (C) THAT CERTAIN BENEFITS CALLED FOR IN THIS AGREEMENT TO BE PAID FOLLOWING THE DATE OF THIS RELEASE WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH PRESTIGE WHO DID NOT SIGN A RELEASE OR AN AGREEMENT CONTAINING A RELEASE SIMILAR TO THE RELEASE SET FORTH IN THIS SECTION 9, THAT SUCH BENEFITS WOULD NOT HAVE BEEN PROVIDED IN THEIR ENTIRETY HAD THE EXECUTIVE NOT SIGNED THIS AGREEMENT, AND THAT SUCH BENEFITS ARE IN EXCHANGE IN PART FOR THE SIGNING OF THIS AGREEMENT AND THE RELEASE SET FORTH IN THIS SECTION 9; (D) THAT THE EXECUTIVE HAS BEEN ADVISED IN WRITING BY PRESTIGE TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (E) THAT PRESTIGE HAS GIVEN THE EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND THE RELEASE SET FORTH IN THIS SECTION 9; (F) THAT THE EXECUTIVE REALIZES THAT FOLLOWING THE EXECUTIVE'S EXECUTION OF THIS AGREEMENT, THE EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS AGREEMENT AND THE RELEASE SET FORTH IN THIS SECTION 9 BY WRITTEN NOTICE TO PRESTIGE, AND (G) THAT THIS AGREEMENT AND RELEASE SHALL BE VOID AND OF NO FORCE AND EFFECT IF THE EXECUTIVE CHOOSES TO SO REVOKE, AND IF THE EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND THE RELEASE SET FORTH IN THIS SECTION 9 THEN BECOMES EFFECTIVE AND ENFORCEABLE.
(d)    Prestige hereby releases the Executive from any and all claims, demands or causes of action of any kind that it now has or hereafter may have against the Executive arising out of or related to the Executive's employment or association with Prestige, with the exception of claims, demands or causes of action arising out of or related to criminal acts, fraud or knowing wrongful conduct, that arise out of or relate to any occurrences prior to the Employment Termination Date; provided, however, that nothing contained in this Agreement shall apply to, or release the Executive from, any obligation contained in this Agreement.

10.    Remedies; Indemnification of Executive.

(a)         Executive understands and acknowledges that his violation of Section 7.1 or Section 8 or any sub-section thereof would cause irreparable harm to Prestige and Prestige would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting Prestige from pursuing any remedies available to it for any breach or threatened breach of Section 7.1 or Section 8 or any sub-section thereof, including, without limitation, the recovery of actual damages from Executive or any person or entity acting in concert with Executive. Prestige shall receive injunctive relief without the necessity of posting a bond or other security, such bond or other security being hereby waived by Executive. If any part of Section 7.1 or Section 8 or any sub-section thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain provisions in this Agreement are being agreed to by Prestige in reliance upon Executive's compliance with Sections 7.1 and 8, in the event of a breach by Executive of any of the provisions of Section 7.1 or Section 8 or any sub-sections thereof, damages to Prestige would be difficult to determine and, in the event of such breach by Executive, the Consulting Term shall immediately terminate without any action on the part of Prestige and: (a) Prestige shall be released from its obligation to make any further payments or provide benefits to Executive under Section 3 hereof; (b) Prestige shall be released from its obligations under Section 7.2 hereof, and (c) any vested but unexercised options to purchase common stock of PBH and the restricted common stock of PBH in existence through March 31, 2011 shall be immediately forfeited by the Executive. If either Prestige or Executive brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys' fees in addition to costs and necessary disbursements otherwise recoverable. Additionally, if Executive breaches any of the provisions of Section 8, any payment made or benefit provided pursuant to Section 3 as well as the value of any equity awards referenced in Section 3(b) hereof that are exercised or received by Executive shall be disgorged to Prestige by Executive on a pro-rata basis based upon the number of months during the Restricted Period during which he violated the provisions of Section 8.

(b)        In recognition that certain provisions in this Agreement are being agreed to by Executive in reliance upon Prestige's compliance with Sections 3 and 7.2, in the event of a breach by Prestige of any of the provisions of Section 3 or any subsections thereof or Section 7.2, Executive will be entitled, at his option, to: (i) a release from his obligations to provide further consulting services under Section 2; (ii) a release from his obligations and restrictions provided for in Section 8; and (iii) accelerate the payment of all amounts under Section 3(a); provided, however, that notwithstanding the foregoing, Executive shall not be entitled to the releases set forth in subsections (i) and (ii) above or the acceleration of payments set forth in subsection (iii) unless Executive shall first have given Prestige five (5) business days prior notice (which notice shall describe the breach by Prestige) and Prestige shall not cure such breach during said five (5) business day period. The foregoing remedies are in addition to and not in lieu of any other contractual, legal, or equitable remedies that may be available to Executive. If either Executive or Prestige brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys' fees in addition to costs and necessary disbursements otherwise recoverable.

(c)        Prestige shall defend, hold harmless and indemnify Executive in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a consultant of Prestige during all or any portion of the Consulting Term or provided services to Prestige against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Prestige and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the preceding sentence, no indemnity shall be paid by Prestige: (i) in connection with any proceeding by or in the right of Prestige in which Executive is adjudged liable to Prestige; (ii) if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such indemnity is not lawful; or (iii) in connection with any proceeding charging improper personal benefit to Executive if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such personal benefit was improper. In addition to the foregoing, Executive maintains his rights to indemnification pursuant to the Indemnification Agreement, subject to the terms thereof.

11.    Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive and by the Executive's personal or legal representatives, executors and administrators and by Prestige and its successors and assigns. In the event of the death or disability of the Executive while any amounts are payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Executive to receive such amounts or, if no person is so designated, to the Executive's estate or personal representative, as the case may be.

12.    No Admissions. Neither the execution of this Agreement by Prestige nor the terms hereof constitutes an admission by Prestige, or by any agent or employee of Prestige or the Company Group, of liability or unlawful conduct in any manner.

13.    Entire Agreement. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements (including, without limitation, the Executive's existing Employment Agreement with Prestige), whether written or oral, between the parties pertaining to the subject matter hereof. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

14.    Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

15.    Advice of Counsel. Executive represents and warrants:

(a)    That he has carefully read this Agreement, and understands its contents, meaning and intent; and

(b)    That, understanding this document, he has freely and voluntarily executed it with the advice of counsel aforesaid, without compulsion, coercion or duress.

16.    Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement signed by both of the parties hereto.

17.    Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the conflict of law principles of any jurisdiction.

18.    Legally Binding. The terms of this Agreement contained herein are contractual and not mere recitals.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties acknowledging that they are acting of their own free will, have voluntarily caused the execution of this Agreement as of this day and year written below.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. IN PARTICULAR, THE EXECUTIVE HAS READ AND REVIEWED THE REVIEW AND REVOCATION PERIODS THAT ARE DESCRIBED IN SECTION 9 OF THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ANY AND ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Peter J. Anderson
Name: Peter J. Anderson
Date: 12/2/10

PRESTIGE BRANDS HOLDINGS, INC.
By: /s/ Matthew M. Mannelly
Name: Matthew M. Mannelly
Title: CEO
Date: 12/8/10